Exhibit 99.1

Contact: 480-693-5729

FOR IMMEDIATE RELEASE

US AIRWAYS AND ASSOCIATION OF FLIGHT ATTENDANTS

REACH TENTATIVE AGREEMENT

TEMPE, Ariz., Aug. 8, 2012 — US Airways (NYSE: LCC) today announced that it has reached a tentative agreement on a collective bargaining agreement with the Association of Flight Attendants (AFA), which represents the airline’s 6,800 mainline flight attendants. Details of the agreement will be made available by AFA.

“We are very pleased to have reached a tentative agreement with AFA and thank the union leadership and negotiating committee for their dedication in support of our flight attendants,” said Doug Parker, US Airways chairman and CEO. “We would also like to express our appreciation to the National Mediation Board, Board Member Linda Puchala Mediator Jim MacKenzie and Veda Shook, International President, Association of Flight Attendants – CWA, AFL-CIO for their help in reaching this agreement.”

The tentative agreement would cover the airline’s 6,800 mainline flight attendants, who are based in US Airways’ three hub cities of Phoenix, Philadelphia and Charlotte, N.C., and in its Washington, D.C. focus city.

About US Airways

US Airways, along with US Airways Shuttle and US Airways Express, operates nearly 3,200 flights per day and serves more than 200 communities in the U.S., Canada, Mexico, Europe, the Middle East, the Caribbean, Central and South America. The airline employs more than 32,000 aviation professionals worldwide, operates the world’s largest fleet of Airbus aircraft and is a member of the Star Alliance network, which offers its customers more than 21,500 daily flights to 1,356 airports in 193 countries. Together with its US Airways Express partners, the airline serves approximately 80 million passengers each year and operates hubs in Charlotte, N.C., Philadelphia and Phoenix, and a focus city in Washington, D.C. at Ronald Reagan Washington National Airport. Aviation Week and Overhaul & Maintenance magazine presented US Airways with the 2012 Aviation Maintenance, Repair and Overhaul (MRO) of the Year Award for demonstrating outstanding achievement and innovation in the area of technical operations. Military Times Edge magazine named US Airways as a Best of Vets employer in 2011 and 2012. US Airways was the only airline included as one of the 50 best companies to work for in the U.S. by LATINA Style magazine’s 50 Report for 2010 and 2011. The airline also earned a 100 percent rating on the Human Rights Campaign Corporate Equality index for six consecutive years. The Corporate Equality index is a leading indicator of companies’ attitudes and policies toward lesbian, gay, bisexual and transgender employees and customers. For more company information visit usairways.com, follow on Twitter @USAirways or at Facebook.com/USAirways. (LCCG)

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